                               PRICING SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT AND PROSPECTUS EACH DATED AUGUST 6, 1998) $600,000,000

                                     [LOGO]

                   5.125% GLOBAL NOTES DUE DECEMBER 15, 2003

                                ----------------

    The Walt Disney Company will pay interest on the 5.125% Global Notes due December 15, 2003 (the "5.125% Global Notes") semiannually on June 15 and December 15 of each year, starting June 15, 1999, and at maturity. Disney may not redeem the 5.125% Global Notes prior to maturity unless certain events occur involving United States taxation.

    Application will be made to list the 5.125% Global Notes on the Luxembourg Stock Exchange.

    Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities or determined if this Pricing Supplement or the Prospectus Supplement or the Prospectus to which it relates is truthful and complete. Any representation to the contrary is a criminal offense.

                                                          PRICE TO          UNDERWRITING        PROCEEDS TO
                                                         PUBLIC (1)           DISCOUNT            COMPANY
Per 5.125% Global Note.............................       99.872%              0.350%             99.522%
Total..............................................     $599,232,000         $2,100,000         $597,132,000

(1) Plus accrued interest, if any, from December 9, 1998.

                            ------------------------

    Delivery of the 5.125% Global Notes in book-entry form only will be made through The Depository Trust Company on or about December 9, 1998, against payment in immediately available funds. The 5.125% Global Notes have been approved for clearance through the Cedel Bank and Euroclear systems.

                            ------------------------

                              JOINT BOOK MANAGERS

BEAR, STEARNS & CO. INC.                                         LEHMAN BROTHERS
                                  ------------

            The date of this Pricing Supplement is December 4, 1998.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS DOCUMENT.

    This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to Disney. Disney accepts full responsibility for the accuracy of the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement contained or incorporated by reference herein misleading in any material respect.

    In this Pricing Supplement and accompanying Prospectus Supplement and Prospectus, unless otherwise specified or the context otherwise requires, references to "dollars", "$" and "U.S.$" are to United States dollars.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Disney as of June 30, 1998. Since June 30, 1998, there has not been any material adverse change in the information set forth below, except as described elsewhere herein or in the accompanying Prospectus Supplement or Prospectus or in any of the documents incorporated by reference herein. This table should be read in conjunction with Disney's historical unaudited interim consolidated financial statements, including the notes thereto, which are incorporated by reference herein.

                                                                                     AS OF
                                                                                 JUNE 30, 1998
                                                                                 -------------
                                                                                 (IN MILLIONS)
Borrowings.....................................................................   $    11,972
Total Stockholders' Equity.....................................................        19,214
                                                                                 -------------
Total Capitalization...........................................................   $    31,186
                                                                                 -------------
                                                                                 -------------

                     DESCRIPTION OF THE 5.125% GLOBAL NOTES

    The 5.125% Global Notes will be issued as a part of a series of senior debt securities designated as Medium-Term Notes (the "Medium-Term Notes") and issued under an Indenture, dated as of March 7, 1996 (the "Indenture"), between Disney and Citibank, N.A., as trustee (the "Trustee"). The Medium-Term Notes are currently limited to $6,700,000,000 aggregate initial offering price or the equivalent thereof in one or more foreign or composite currencies or currency units and the 5.125% Global Notes are currently limited to $600,000,000 aggregate principal amount. The following summary of certain provisions of the 5.125% Global Notes, of the Medium-Term Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus are a part. Capitalized terms used but not defined herein or in the accompanying Prospectus Supplement or Prospectus have the meanings given to them in the Indenture. The term "Securities," as used under this caption, refers to all Securities issuable from time to time under the Indenture and includes the Medium-Term Notes. The term "Medium-Term Notes" includes the 5.125% Global Notes.

GENERAL

    All Securities, including the 5.125% Global Notes, to be issued under the Indenture will be senior unsecured obligations of Disney and will rank pari passu with all other senior unsecured indebtedness of Disney from time to time outstanding. The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder, and Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by Disney for each series. Disney may, from time to time, without the consent of the holders of the 5.125% Global Notes, reopen the 5.125% Global Notes and issue additional 5.125% Global Notes; Disney may also provide for the issuance of additional Medium-Term Notes or other Securities under the Indenture in addition to the Securities authorized as of the date of this Pricing Supplement.

    The 5.125% Global Notes will be Fixed Rate Notes and will mature on December 15, 2003. The 5.125% Global Notes will bear interest from the date of issue at the rate of 5.125% per annum. Interest on the 5.125% Global Notes will be payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 1999 to holders of the 5.125% Global Notes on the fifteenth day (whether or not a Business Day) immediately preceding the related interest payment date. Payments of principal of and interest on the 5.125% Global Notes will be made by Disney through the Trustee to the Depositary. See "Description of the Notes--Book-Entry Notes" in the accompanying Prospectus Supplement.

    The 5.125% Global Notes will not be subject to redemption before maturity, by a sinking fund or otherwise, unless certain events occur involving United States taxation. See "--Redemption for Tax Purposes."

PAYMENT OF ADDITIONAL AMOUNTS

    Disney will, subject to certain exceptions and limitations set forth below, pay to the holder of any 5.125% Global Note who is a United States Alien (as defined below), as additional interest, such amounts ("Additional Amounts") as may be necessary in order that every net payment on such 5.125% Global Note (including payment of the principal of and interest on such 5.125% Global Note) by Disney or a paying agent, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in such 5.125% Global Note to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

        (a) any tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder or beneficial owner of such 5.125% Global Note (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or a trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein or (ii) such holder's or beneficial owner's past or present status as a personal holding company, foreign personal holding company, foreign private foundation or other foreign tax-exempt organization with respect to the United States, controlled foreign corporation for United States tax purposes or corporation that accumulates earnings to avoid United States Federal income tax;

        (b) any estate, inheritance, gift, excise, sales, transfer, wealth or personal property tax or any similar tax, assessment or other governmental charge;

        (c) any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of a 5.125% Global Note for payment more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

        (d) any tax, assessment or other governmental charge that is payable otherwise than by withholding from a payment on a 5.125% Global Note;

        (e) any tax, assessment or other governmental charge required to be withheld by any paying agent from a payment on a 5.125% Global Note, if such payment can be made without such withholding by any other paying agent;

        (f) any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with applicable certification, information, documentation, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a 5.125% Global Note if such compliance is required by statute or regulation of the United States or by an applicable tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

        (g) any tax, assessment or other governmental charge imposed on a holder that actually or constructively owns 10 percent or more of the combined voting power of all classes of stock of Disney; or

        (h) any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor shall Additional Amounts be paid with respect to a payment on a 5.125% Global Note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to Additional Amounts (or payment of Additional Amounts would not have been necessary) had such beneficiary, settlor, member or beneficial owner been the holder of such 5.125% Global Note.

    For the purposes above, a "United States Alien" means any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary, of a foreign estate or trust. "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

REDEMPTION FOR TAX PURPOSES

    If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in the official application (including a ruling by a court of competent jurisdiction in the United States) or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the consummation of this offering, Disney becomes or will become obligated to pay Additional Amounts as described above or (b) any act is taken by a taxing authority of the United States on or after the consummation of this offering, whether or not such act is taken with respect to Disney or any affiliate, that results in a substantial likelihood that Disney will or may be required to pay such Additional Amounts, then Disney may, at its option, redeem, as a whole, but not in part, the 5.125% Global Notes on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that Disney determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the 5.125% Global Notes or any action that would entail a material cost to Disney. No redemption pursuant to (b) above may be made unless Disney shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial likelihood that it will or may be required to pay Additional Amounts described above and Disney shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Disney is entitled to redeem the 5.125% Global Notes pursuant to their terms.

CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

    A beneficial owner of a 5.125% Global Note will generally be subject to the 30% United States Federal withholding tax that generally applies to payments of interest on a registered form debt obligation issued by a United States person, unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

    EXEMPTION FOR UNITED STATES ALIENS (IRS FORM W-8). A beneficial owner of a 5.125% Global Note that is a United States Alien can obtain an exemption from the withholding tax by providing a properly completed Internal Revenue Service ("IRS") Form W-8 (Certificate of Foreign Status). See "Certain United States Federal Tax Considerations--Non-United States Holders" in the accompanying Prospectus Supplement.

    EXEMPTION FOR UNITED STATES ALIENS WITH EFFECTIVELY CONNECTED INCOME (IRS FORM 4224). A beneficial owner of a 5.125% Global Note that is a United States Alien, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which the interest income on a 5.125% Global Note is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

    EXEMPTION OR REDUCED RATE FOR UNITED STATES ALIENS ENTITLED TO THE BENEFITS OF A TREATY (IRS FORM 1001). A beneficial owner of a 5.125% Global Note that is a United States Alien entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax (depending on the terms of the treaty) by providing a properly completed IRS Form 1001 (Ownership, Exemption or Reduced Rate Certificate).

    EXEMPTION FOR NON-UNITED STATES ALIENS (IRS FORM W-9). A beneficial owner of a 5.125% Global Note that is not a United States Alien can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

    UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE. A beneficial owner of a 5.125% Global Note, or, in the case of IRS Forms 1001 and 4224, its agent, is required to submit the appropriate IRS form under applicable procedures to the person through which the owner directly holds the 5.125% Global Note. For example, if the beneficial owner is listed directly on the books of Euroclear or Cedel Bank as the holder of the 5.125% Global Note, the IRS form must be provided to Euroclear or Cedel Bank, as the case may be. Each other person through which a 5.125% Global Note is held must submit, on behalf of the beneficial owner, the IRS form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the 5.125% Global Note, until the IRS form is received by the United States person who would otherwise be required to withhold United States Federal income tax from interest on the 5.125% Global Note. For example, in the case of 5.125% Global Notes held through Euroclear or Cedel Bank, the IRS form (or a copy thereof) must be received by the U.S. Depositary (as defined herein) of such clearing agency. Applicable procedures include additional certification requirements if a beneficial owner of the 5.125% Global Note provides an IRS Form W-8 to a securities clearing organization, bank or other financial institution that holds the 5.125% Global Note on its behalf. See "Certain United States Federal Tax Considerations-- Non-United States Holders" in the accompanying Prospectus Supplement.

    Regulations recently issued by the IRS, which will be effective for payments made after December 31, 1999, make certain modifications to the certification procedures applicable to United States Aliens. In particular the regulations will replace a number of the tax forms described above with revised IRS Forms W-8. Prospective investors should consult their tax advisors regarding the certification requirements for United States Aliens.

    EACH HOLDER OF A 5.125% GLOBAL NOTE SHOULD BE AWARE THAT IF IT DOES NOT PROPERLY PROVIDE THE REQUIRED IRS FORM, OR IF THE IRS FORM (OR, IF PERMISSIBLE, A COPY OF SUCH FORM) IS NOT PROPERLY TRANSMITTED TO AND RECEIVED BY THE UNITED STATES PERSON OTHERWISE REQUIRED TO WITHHOLD UNITED STATES FEDERAL INCOME TAX, INTEREST ON THE 5.125% GLOBAL NOTE MAY BE SUBJECT TO UNITED STATES WITHHOLDING TAX AT A 30% RATE AND THE HOLDER (INCLUDING THE BENEFICIAL OWNER) WILL NOT BE ENTITLED TO ANY ADDITIONAL AMOUNTS FROM DISNEY DESCRIBED UNDER THE SUBHEADING "--PAYMENT OF ADDITIONAL AMOUNTS" WITH RESPECT TO SUCH TAX. SUCH TAX, HOWEVER, MAY IN CERTAIN CIRCUMSTANCES BE ALLOWED AS A REFUND OR AS A CREDIT AGAINST SUCH HOLDER'S UNITED STATES FEDERAL INCOME TAX. THE FOREGOING DOES NOT DEAL WITH ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING THAT MAY BE RELEVANT TO FOREIGN HOLDERS OF THE 5.125% GLOBAL NOTES. INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS FOR SPECIFIC ADVICE CONCERNING THE OWNERSHIP AND DISPOSITION OF THE 5.125% GLOBAL NOTES.

BOOK-ENTRY NOTES

    THE DEPOSITARY, CEDEL BANK AND EUROCLEAR. Upon issuance, the 5.125% Global Notes will be represented by one or more fully registered global notes (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto (the "Depositary"), as Depositary, and registered in the name of Cede & Co. (the Depositary's partnership nominee). Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the Global Notes through either the Depositary (in the United States) or Cedel Bank, societe anonyme ("Cedel Bank"), and Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Cedel Bank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedel Bank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Cedel Bank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

    Cedel Bank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedel Bank holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Cedel Bank provides to Cedel Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depositary, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Participant either directly or indirectly.

    Distributions with respect to the 5.125% Global Notes held beneficially through Cedel Bank will be credited to cash accounts of Cedel Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedel Bank.

    Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to 5.125% Global Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

    GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES. Initial settlement for the 5.125% Global Notes will be made in immediately available funds. Secondary market trading between the Depositary Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedel Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedel Bank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedel or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving 5.125% Global Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedel Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

    Because of time-zone differences, credits of 5.125% Global Notes received in Cedel Bank or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in such 5.125% Global Notes settled during such processing will be reported to the relevant Euroclear or Cedel Participants on such business day. Cash received in Cedel Bank or Euroclear as a result of sales of 5.125% Global Notes by or through a Cedel Participant or a Euroclear Participant to a Depositary Participant will be received with value on the Depositary settlement date but will be available in the relevant Cedel Bank or Euroclear cash account only as of the business day following settlement in the Depositary.

    Although the Depositary, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of 5.125% Global Notes among participants of the Depositary, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

NOTICES, DEFINITIVE NOTES AND TRANSFERS

    Notices to holders of the 5.125% Global Notes will be sent by mail to the registered holders and, so long as the 5.125% Global Notes are listed on the Luxembourg Stock Exchange, will be published in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

    In the event definitive 5.125% Global Notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of Bankers Trust Luxembourg S.A. or its successor as paying agent in Luxembourg with respect to the 5.125% Global Notes. The Indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive 5.125% Global Note, so long as the applicant shall furnish to Disney and the Trustee such security or indemnity as may be required by them to save each of them harmless and such evidence of ownership of such 5.125% Global Note as they may require.

    Disney has appointed Bankers Trust Luxembourg S.A. as a paying agent in Luxembourg with respect to the 5.125% Global Notes, and as long as the 5.125% Global Notes are listed on the Luxembourg Stock

Exchange, Disney will maintain a paying agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg.

    As provided in the Indenture and subject to certain limitations therein set forth, the 5.125% Global Notes are transferable, in whole or in part, upon surrender of the 5.125% Global Notes for registration of transfer at the corporate trust office of the Trustee in The City of New York, or, in the event definitive 5.125% Global Notes are issued and so long as the 5.125% Global Notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Disney and the securities registrar, and thereupon one or more new 5.125% Global Notes, for the aggregate principal amount being transferred, will be issued to the designated transferee, and a new 5.125% Global Note for any amount not being transferred will be issued to the transferor.

                                  UNDERWRITING

    Disney has agreed to sell, and each Underwriter has agreed to purchase, the amount of the 5.125% Global Notes set forth opposite its name.

                                                                          PRINCIPAL AMOUNT OF
                                                                          5.125% GLOBAL NOTES
                                                                         ---------------------
Bear, Stearns & Co. Inc................................................     $   300,000,000
Lehman Brothers Inc....................................................         300,000,000
                                                                         ---------------------
    Total..............................................................     $   600,000,000
                                                                         ---------------------
                                                                         ---------------------

    Bear, Stearns & Co. Inc. and Lehman Brothers Inc. are acting as joint book managers in connection with the offering of the 5.125% Global Notes.

    The obligations of the Underwriters to purchase the 5.125% Global Notes are subject to certain conditions. If any of the 5.125% Global Notes are purchased, the Underwriters will be obligated to purchase the entire principal amount of 5.125% Global Notes.

    The Underwriters have advised us that they initially propose to offer the 5.125% Global Notes to the public at the price stated on the cover page of this Pricing Supplement and to certain dealers at such price less a concession of no more than .20% of the principal amount of the 5.125% Global Notes. The Underwriters may allow, and such dealers may reallow, a discount of no more than
 .10% of the principal amount of the 5.125% Global Notes to certain other dealers. After the initial offering of the 5.125% Global Notes, the Underwriters may change the public offering price, the concession to selected dealers and the allowance to other dealers.

    Disney has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments which the Underwriters may be required to make in respect thereof.

    Certain of the Underwriters and their affiliates have provided investment and commercial banking services to Disney. The Underwriters and their affiliates may provide such services in the future.

    Application will be made to list the 5.125% Global Notes on the Luxembourg Stock Exchange. There can be no assurance that such listing will be obtained. The 5.125% Global Notes have been approved for clearance through the Cedel Bank and Euroclear systems.

    Each Underwriter has agreed that it has not offered or sold, and prior to the date that is six months after the date of issue of the 5.125% Global Notes it will not offer or sell, any 5.125% Global Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995. Each Underwriter has agreed that it has and will continue to comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the 5.125% Global Notes in, from or otherwise involving the United Kingdom. Furthermore, each Underwriter has agreed that it has only issued or passed on and will only issue or pass on in the United Kingdom this Pricing Supplement (or any other document received by it in connection with the issuance of the 5.125% Global Notes) to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom this Pricing Supplement or such other document may otherwise lawfully be issued or passed on.

    Purchasers of the 5.125% Global Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover page.

    The Underwriters are offering the 5.125% Global Notes subject to prior sale and their acceptance of the 5.125% Global Notes from Disney. The Underwriters reserve the right to reject any order in whole or in part.

                              GENERAL INFORMATION

    Application will be made to list the 5.125% Global Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Restated Certificate of Incorporation and the By-Laws of Disney and a legal notice relating to the issuance of the 5.125% Global Notes will be deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this Pricing Supplement, the accompanying Prospectus Supplement and Prospectus, the Indenture and Disney's fiscal 1997 10-K Report and the fiscal 1998 10-Q Reports, as well as all other documents incorporated by reference herein including future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, so long as the 5.125% Global Notes are listed on the Luxembourg Stock Exchange, will be made available for inspection, and may be obtained free of charge, at the main office of Bankers Trust Luxembourg S.A. Bankers Trust Luxembourg S.A. will act as a contact between the Luxembourg Stock Exchange and Disney or the holders of the 5.125% Global Notes.

    Other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of Disney's knowledge and belief, there has been no material adverse change in the financial position of Disney on a consolidated basis since June 30, 1998.

    Other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of Disney's knowledge and belief, Disney is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have, or have had, since September 30, 1997, a significant effect on Disney's consolidated financial position.

    Disney does not publish unconsolidated financial statements.

    Resolutions relating to the issue and sale of the 5.125% Global Notes were adopted by the Board of Directors of Disney on April 21, 1998.

    The 5.125% Global Notes have been assigned CUSIP No. 25468 PBA 3 and ISIN No. US25468 PBA 30.

                                  THE COMPANY
                            THE WALT DISNEY COMPANY
                          500 SOUTH BUENA VISTA STREET
                           BURBANK, CALIFORNIA 91521

                             TRUSTEE, REGISTRAR AND
                                  PAYING AGENT
                                 CITIBANK, N.A.
                                111 WALL STREET
                            NEW YORK, NEW YORK 10043

                          LUXEMBOURG LISTING AGENT AND
                            LUXEMBOURG PAYING AGENT

                         BANKERS TRUST LUXEMBOURG S.A.
                          14 BOULEVARD F.D. ROOSEVELT
                               L-2450 LUXEMBOURG

                                 LEGAL ADVISORS

               TO THE COMPANY:                             TO THE UNDERWRITERS:

            O'MELVENY & MYERS LLP                            BROWN & WOOD LLP
            400 SOUTH HOPE STREET                        10877 WILSHIRE BOULEVARD
        LOS ANGELES, CALIFORNIA 90071                           SUITE 1402
                                                       LOS ANGELES, CALIFORNIA 90024

                 INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY
                           PRICEWATERHOUSECOOPERS LLP
                             1880 CENTURY PARK EAST
                                   SUITE 1200
                         LOS ANGELES, CALIFORNIA 90067

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, IN CONNECTION WITH THIS OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PRICING SUPPLEMENT, PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PRICING SUPPLEMENT, PROSPECTUS AND PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                                ----------------

                               TABLE OF CONTENTS

                                                 PAGE
                                               ---------
             PRICING SUPPLEMENT
Capitalization...............................       PS-2
Description of the 5.125% Global Notes.......       PS-3
Underwriting.................................      PS-10
General Information..........................      PS-11

                 PROSPECTUS SUPPLEMENT
Use of Proceeds..............................        S-3
Description of the Notes.....................        S-3
Important Currency Information...............       S-24
Foreign Currency Risks.......................       S-24
Indexed Notes Risks..........................       S-25
Certain United States Federal Tax
  Considerations.............................       S-26
Plan of Distribution.........................       S-30
Legal Matters................................       S-32

                       PROSPECTUS
Available Information........................          2
Incorporation of Certain Documents by
  Reference..................................          2
The Company..................................          3
Use of Proceeds..............................          4
Ratios of Earnings to Fixed Charges..........          4
Certain Financial Information................          5
Description of Debt Securities...............          6
Description of Preferred Stock...............         13
Description of Depositary Shares.............         17
Description of Common Stock..................         19
Description of Warrants......................         24
Plan of Distribution.........................         25
Legal Matters................................         26
Experts......................................         26

                                  $600,000,000

                                     [LOGO]

                              5.125% GLOBAL NOTES
                             DUE DECEMBER 15, 2003

                             ----------------------
                               PRICING SUPPLEMENT
                             ----------------------

                            BEAR, STEARNS & CO. INC.
                                LEHMAN BROTHERS

                                DECEMBER 4, 1998

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